Exhibit 99.1

Heinz Delivers Strong Fiscal 2011 Results with Record Full-Year Sales of $10.7 Billion, Record Total Company Net Income of $990 Million (up 14.4%) and Record Operating Free Cash Flow of $1.26 Billion

Heinz Also Reports Fourth-Quarter Growth of 6% in Sales, 15% in EPS ($0.69) and 16.4% in Net Income; Raises Annualized Dividend 6.7% to $1.92

Fiscal 2011 Full-Year Results

  Sales grew 2.0% to a record of $10.7 billion
  Emerging Markets delivered 14.4% organic sales (volume plus price) growth (12.0% reported)
  Top 15 brands delivered 3.8% organic sales growth (2.9% reported)
  Gross margin increased 70 basis points to 36.9%
  Operating income grew 5.7% to $1.65 billion
  EPS from continuing operations increased 6.6% to $3.06 including a 2 cent cost for closing the Quero acquisition
  Total Company net income grew 14.4% to $990 million
  Record operating free cash flow of $1.26 billion, up 16.7%
  Return on Invested Capital of 19.3%
  On a constant currency continuing operations basis, Heinz grew sales 2.6%, operating income 6.7% and EPS 8.7%

Fiscal 2011 Fourth-Quarter Results

  Sales grew 6% to $2.89 billion
  Emerging Markets delivered 11.5% organic sales growth (21% reported)
  Top 15 brands delivered 2.9% organic sales growth (6.0% reported)
  24th consecutive quarter of organic sales growth (1.6%)
  Gross margin increased 90 basis points to 36.3%
  Operating income grew 12.2% to $387 million
  EPS grew 15% to $0.69, including 2 cents of costs for closing the Quero acquisition
  Total Company Net income grew 16.4% to $224 million
  On a constant currency basis, sales grew 2.7%, operating income 8.8% and EPS 11.7%

Fiscal 2012/13 Outlook

  Fiscal 2012 constant currency EPS outlook $3.24 to $3.32, excluding the impact of one-time productivity initiatives
  Based on projected currency rates Heinz expects Fiscal 2012 EPS (excluding approximately 35 cents of special items) in the range of $3.29 to $3.39
  Fiscal 2013 constant currency EPS in the range of $3.60 to $3.70, a two-year average growth rate of 8.5% to 10%
  Raising Long-Term EPS outlook to a range of 7% to 10% from previous range of 6% to 9% on a constant currency basis

Reconciliations of non-GAAP amounts are set forth in the attached financial tables. Organic sales are defined as volume plus price or total sales growth excluding the impact of foreign exchange and acquisitions and divestitures. Operating free cash flow is defined as cash from operations less capital expenditures net of proceeds from disposal of Property, Plant & Equipment. Also, constant currency as used in this press release is defined as the reported amount adjusted for translation (the effect of changes in average foreign exchange rates between the current period and the corresponding prior year) and the impact of current-year foreign currency translation hedges.

PITTSBURGH--(BUSINESS WIRE)--May 26, 2011--H.J. Heinz Company (NYSE:HNZ) today reported strong fourth-quarter and full-year results for Fiscal 2011, a year in which the Company delivered record sales of $10.7 billion, record total Company net income of $990 million and record operating free cash flow of $1.26 billion while completing key acquisitions in Brazil and China to accelerate its dynamic growth in Emerging Markets. Earnings per share from continuing operations increased 6.6% to $3.06 from $2.87 a year ago. EPS this year included 2 cents of cost related to closing the Quero acquisition in April 2011.

Reflecting the Company’s record performance and cash flow, Heinz today announced that it will raise the annualized common stock dividend by 12 cents to $1.92 per share from $1.80, an increase of 6.7%, effective with the July payment. (See separate press release).

Heinz Chairman, President and CEO William R. Johnson said: “Heinz delivered record sales, net income and cash flow in Fiscal 2011, fueled by accelerating growth in key Emerging Markets like China, India, Indonesia and Russia and value-enhancing innovation in our core portfolio of iconic brands. Through excellent execution of our long-term plan, Heinz enhanced its position as one of the best-performing global food companies while driving shareholder value and continued dividend growth.”

Fiscal 2011 Full-Year Financial Results

In the fiscal year ending April 27, 2011, sales grew 2.0% to $10.7 billion, led by 14.4% organic sales growth (12% reported) in Emerging Markets. The Company’s dynamic growth in Emerging Markets reflected record sales of: Heinz® baby food in China, Complan® and Glucon-D® nutritional beverages in India, ABC® soy and chili sauces in Indonesia, and Heinz® Ketchup and baby food in Russia. Emerging Markets generated more than 16% of the Company’s total sales in Fiscal 2011 and accounted for 17% in the fourth quarter.

The Company’s Top 15 brands generated 3.8% organic sales growth (2.9% reported), driven by the Heinz®, ABC®, Complan®, Smart Ones® and T.G.I. Friday’s® brands. Heinz also delivered 3.8% organic growth (1.9% reported) in global ketchup.

Net pricing increased full-year sales by 1.2%, largely due to price increases in Emerging Markets, the U.K. and U.S. Foodservice to partially offset rising commodity costs.

Volume grew 0.7% for the year as strong growth in Emerging Markets and solid growth in North American Consumer Products were partially offset by lower volume in Australia, U.S. Foodservice and Germany.

Acquisitions, net of divestitures, increased sales by 0.6%. These results did not include the Brazil acquisition, whose results will be reflected beginning in Fiscal 2012. In April 2011, Heinz acquired an 80% stake in the Brazilian manufacturer of Quero, a leading brand of tomato-based sauces, ketchup and vegetables with annual sales of about $325 million. Quero gives Heinz its first major business in Brazil, a key Emerging Market with the world’s fifth-largest population. In November 2010, Heinz expanded in China by acquiring Foodstar, a leading maker of premium soy sauce and fermented bean curd with annual sales of almost $100 million.

Foreign exchange translation rates reduced sales by 0.5% compared with the prior year.

Gross profit grew 4.2% to $3.95 billion and gross margin improved by 70 basis points to 36.9%, led by strong margin improvement in U.S. Foodservice and Europe. The increase in gross margin reflected higher volume and net pricing and improved productivity, which more than offset commodity inflation. SG&A increased 3.1%, primarily reflecting costs related to the Brazil acquisition and global investments in process and systems upgrades through Project Keystone.

Operating income increased 5.7% to $1.65 billion. Net interest expense was little changed at $253 million. The effective full-year tax rate for Fiscal 2011 was 26.8% versus 27.8% last year. Total Company net income increased 14.4% to a record $990 million, or $3.06 per share.

On a constant currency continuing operations basis, sales grew 2.6%, operating income rose 6.7% and EPS increased 8.7%. The Company’s return on invested capital rose to 19.3%.

Fiscal 2011 Fourth Quarter Results

Fourth quarter Heinz sales grew 6% to $2.89 billion, led by 11.5% organic growth in Emerging Markets (reported 21%) and 2.9% organic growth in the Company’s Top 15 brands (6.0% reported). Heinz achieved its 24th consecutive quarter of organic sales growth. Heinz had organic sales growth of 1.6% (6.0% reported) reflecting higher net pricing of 1.9%. Volume dipped 0.3% in the quarter. Foreign exchange increased sales 3.3% and acquisitions increased sales 1.1%.

Operating income for the quarter grew 12.2% to $387 million. The tax rate for the fourth quarter was 29.3% versus 30.4% a year ago. Total Company net income grew 16.4% to $224 million. Earnings per share grew 15% to $0.69 including Brazil acquisition costs of two cents.

On a constant currency basis in the fourth quarter, sales grew 2.7%, operating income increased 8.8% and EPS rose 11.7%.

Fiscal 2012/2013 Outlook and Productivity Initiatives

Heinz today announced its two-year outlook, including plans to drive sustainable profitable growth.

Fiscal 2012 Outlook

Mr. Johnson said: “To provide fuel for future growth, the Company will invest approximately $160 million – 35 cents of EPS – on initiatives to increase our manufacturing efficiency and accelerate productivity on a global scale.”

The plan includes exiting five factories, including two in Europe, two in the United States, and one in the Pacific, leaving Heinz with 76 factories globally. In addition, Heinz will establish a European supply chain hub in The Netherlands to consolidate and centrally lead procurement, manufacturing, logistics and inventory control. Overall, Heinz will streamline its global workforce by approximately 800 to 1,000 positions. Certain projects included in the plan are subject to consultation and any necessary agreements being reached with appropriate employee representative bodies, trade unions and works councils as required by law.

In Fiscal 2012, Heinz is also accelerating investment in Project Keystone, its ongoing global initiative to improve productivity and make Heinz more competitive by adding capabilities, harmonizing global processes and standardizing its systems through SAP. Heinz expects an incremental cost of approximately $40 million, or 8 cents per share, for Keystone expenses during Fiscal 2012, which are included in the Company’s constant currency outlook.

Excluding the cost of its one-time productivity initiatives, but including the higher costs of Keystone, Heinz expects Fiscal 2012 constant currency earnings per share in the range of $3.24 to $3.32. The Company expects reported EPS in Fiscal 2012 of $3.29 to $3.39 based on projected foreign exchange rates and excluding approximately 35 cents of productivity investments.

Heinz also expects strong operating free cash flow for Fiscal 2012 of approximately $1.15 billion, before special items as the Company increases its capital spending behind new growth and capacity initiatives. On a reported basis, operating free cash flow is still expected to exceed $1 billion.

The Company also expects Emerging Markets to generate more than 20% of the Company’s total sales in Fiscal 2012, reflecting double-digit organic growth and the acquisitions of Quero and Foodstar.

Fiscal 2013 Outlook

In Fiscal 2013, Heinz expects to deliver constant currency earnings per share in the range of $3.60 to $3.70, fueled by its productivity investments this year. This would represent a two-year average growth rate of 8.5% to 10% on a constant currency basis.

The Company today raised its long-term constant currency outlook for EPS growth to a range of 7% to 10% from a previous range of 6% to 9%.

FISCAL 2011 FULL-YEAR SEGMENT HIGHLIGHTS

North American Consumer Products

Sales of the North American Consumer Products segment grew 2.3% to $3.27 billion. Volume increased 2.0% as new products and trade promotions helped drive Heinz® Ketchup and gravy, Smart Ones® frozen entrees, Classico® pasta sauces, Ore-Ida® frozen potatoes and T.G.I Friday’s® frozen meals and appetizers. The segment delivered volume growth despite transitioning away from the Boston Market license, which should be completed in the first quarter of Fiscal 2012. Net prices decreased 1.1%, reflecting the Company’s decision to increase trade promotions. Favorable Canadian exchange translation rates increased sales 1.1%. Operating income increased 7.9% to $833 million.

Europe

Heinz Europe sales decreased 2.9% to $3.24 billion. Foreign currency translation rates of 3.5% accounted for more than the total decline as organic sales grew 0.6%. Volume declined 0.4%, as gains in Weight Watchers® and Aunt Bessies® frozen products in the U.K., beverages in The Netherlands, and ketchup, particularly in Russia and France, were more than offset by lower soup volume in the U.K. and Germany, Honig® branded products in The Netherlands and infant nutrition across Europe. Net pricing increased 1.0%. Operating income increased 4.8% to $581 million. On a constant currency basis, operating income grew 9.0%.

Asia/Pacific

Heinz Asia/Pacific sales grew 15.6% to $2.32 billion, driven by higher volume. Volume increased 4.8%, due to significant growth in Complan® and Glucon-D® nutritional beverages in India, ABC® products in Indonesia, and infant feeding and frozen products in China and Japan. Theses increases were partially offset by continued softness in Australia. Pricing rose 0.2%. The acquisition of Foodstar in the third quarter of Fiscal 2011 increased sales 2.9%. Favorable exchange translation rates increased sales by 7.7%. Operating income increased 13.5% to $222 million, up 4.7% on a constant currency basis.

U.S. Foodservice

Sales of the U.S. Foodservice segment decreased 1.1% to $1.41 billion. Pricing increased sales 2.3%, largely due to Heinz® Ketchup and other branded tomato products, reflecting reduced trade promotions, and price increases taken to help offset commodity inflation. Volume was down 3.5%, reflecting declines in frozen desserts, soup and non-branded sauces, and ongoing weakness in restaurant traffic. Operating income increased 16.8%, to $176 million.

Rest of World

Sales for Rest of World decreased 11.9% to $470 million as foreign exchange translation rates decreased sales by 24.6%, largely due to the currency devaluation in Venezuela in January 2010. Higher pricing increased sales by 17.2%, fueled by price increases in Latin America and other markets to mitigate inflation. Volume decreased 4.5% as increases in the Middle East were more than offset by the impact of a work stoppage at our factory in Venezuela. Operating income decreased 22.9% to $53 million, but was up 4.7% on a constant currency basis. Importantly, fiscal year results do not include any operating results from the Quero acquisition in order to facilitate timely financial reporting.

MEETING WITH SECURITIES ANALYSTS – INTERNET BROADCASTS

Heinz will host its 2011 Investor and Analyst Meeting today starting at 8:30 a.m. Eastern Time. The meeting will be Webcast live on www.heinz.com and will be archived for playback. Questions will be taken from audience members only. Institutional investors and analysts can also call 866-515-2914 in the U.S. and Canada. Slides will be available for this call on www.heinz.com. The conference call will be hosted by William R. Johnson, Chairman, President and CEO.

SAFE HARBOR PROVISIONS FOR FORWARD-LOOKING STATEMENTS:

This press release and our other public pronouncements contain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally identified by the words “will,” “expects,” “anticipates,” “believes,” “estimates” or similar expressions and include our expectations as to future revenue growth, earnings, capital expenditures and other spending, dividend policy, and planned credit rating, as well as anticipated reductions in spending. These forward-looking statements reflect management’s view of future events and financial performance. These statements are subject to risks, uncertainties, assumptions and other important factors, many of which may be beyond Heinz’s control, and could cause actual results to differ materially from those expressed or implied in these forward-looking statements. Factors that could cause actual results to differ from such statements include, but are not limited to:

  sales, earnings, and volume growth,
  general economic, political, and industry conditions, including those that could impact consumer spending, competitive conditions, which affect, among other things, customer preferences and the pricing of products, production, and energy costs, competition from lower-priced private label brands,
  increases in the cost and restrictions on the availability of raw materials, including agricultural commodities and packaging materials, the ability to increase product prices in response, and the impact on profitability, the ability to identify and anticipate and respond through innovation to consumer trends, the need for product recalls,
  the ability to maintain favorable supplier and customer relationships, and the financial viability of those suppliers and customers, currency valuations and devaluations and interest rate fluctuations, changes in credit ratings, leverage, and economic conditions and the impact of these factors on the cost of borrowing and access to capital markets, our ability to effectuate our strategy, including our continued evaluation of potential acquisition opportunities, such as strategic acquisitions, joint ventures, divestitures and other initiatives, our ability to identify, finance and complete these transactions and other initiatives, and our ability to realize anticipated benefits from them, the ability to successfully complete cost reduction programs and increase productivity, the ability to effectively integrate acquired businesses,
  new products, packaging innovations, and product mix,
  the effectiveness of advertising, marketing, and promotional programs, supply chain efficiency,
  cash flow initiatives,
  risks inherent in litigation, including tax litigation,
  the ability to further penetrate and grow and the risk of doing business in international markets, particularly our emerging markets; economic or political instability in those markets, strikes, nationalization, and the performance of business in hyperinflationary environments, in each case such as Venezuela; and the uncertain global macroeconomic environment and sovereign debt issues, particularly in Europe, changes in estimates in critical accounting judgments and changes in laws and regulations, including tax laws, the success of tax planning strategies,
  the possibility of increased pension expense and contributions and other people-related costs, the potential adverse impact of natural disasters, such as flooding and crop failures, the ability to implement new information systems and potential disruptions due to failures in information technology systems, with regard to dividends, dividends must be declared by the Board of Directors and will be subject to certain legal requirements being met at the time of declaration, as well as our Board’s view of our anticipated cash needs, and other factors described in “Risk Factors” and “Cautionary Statement Relevant to Forward-Looking Information” in the Company’s Annual Report on Form 10-K for the fiscal year ended April 28, 2010 and reports on Forms 10-Q thereafter.

The forward-looking statements are and will be based on management’s then current views and assumptions regarding future events and speak only as of their dates. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by the securities laws.

ABOUT HEINZ: H.J. Heinz Company, offering “Good Food Every Day”™ is one of the world’s leading marketers and producers of healthy, convenient and affordable foods specializing in ketchup, sauces, meals, soups, snacks and infant nutrition. Heinz provides superior quality, taste and nutrition for all eating occasions whether in the home, restaurants, the office or “on-the-go.” Heinz is a global family of leading branded products, including Heinz® Ketchup, sauces, soups, beans, pasta and infant foods (representing over one third of Heinz’s total sales), Ore-Ida® potato products, Weight Watchers® Smart Ones® entrees, T.G.I. Friday’s® snacks, and Plasmon infant nutrition. Heinz is famous for its iconic brands on six continents, showcased by Heinz® Ketchup, The World’s Favorite Ketchup®.

H.J. Heinz Company and Subsidiaries
Consolidated Statements of Income
(In Thousands, Except per Share Amounts)

	Fourth Quarter Ended		Fiscal Year Ended
	April 27, 2011	April 28, 2010	April 27, 2011	April 28, 2010
	FY2011	FY2010	FY2011	FY2010

Sales	$2,888,790	$2,724,810	$10,706,588	$10,494,983
Cost of products sold	1,839,147	1,761,328	6,754,048	6,700,677
Gross profit	1,049,643	963,482	3,952,540	3,794,306
Selling, general and administrative expenses	662,365	618,241	2,304,350	2,235,078
Operating income	387,278	345,241	1,648,190	1,559,228

Interest income	7,611	4,796	22,565	45,137
Interest expense	71,997	69,119	275,398	295,711
Other expense, net	(2,059)	(722)	(21,188)	(18,200)
Income from continuing operations before income taxes	320,833	280,196	1,374,169	1,290,454

Provision for income taxes	93,949	85,213	368,221	358,514
Income from continuing operations	226,884	194,983	1,005,948	931,940

Loss from discontinued operations, net of tax	-	(208)	-	(49,597)
Net income	226,884	194,775	1,005,948	882,343

Less: Net income attributable to the noncontrolling interest	3,021	2,409	16,438	17,451
Net income attributable to H.J. Heinz Company	$223,863	$192,366	$989,510	$864,892

Income/(loss) per common share:
Diluted
Continuing operations attributable to H.J. Heinz Company common shareholders	$0.69	$0.60	$3.06	$2.87
Discontinued operations attributable to H.J. Heinz Company common shareholders	-	-	-	(0.16)
Net income attributable to H.J. Heinz Company common shareholders	$0.69	$0.60	$3.06	$2.71

Average common shares outstanding - diluted	324,661	319,411	323,042	318,113

Basic
Continuing operations attributable to H.J. Heinz Company common shareholders	$0.70	$0.61	$3.09	$2.89
Discontinued operations attributable to H.J. Heinz Company common shareholders	-	-	-	(0.16)
Net income attributable to H.J. Heinz Company common shareholders	$0.70	$0.61	$3.09	$2.73

Average common shares outstanding - basic	321,806	317,091	320,118	315,948

Cash dividends per share	$0.45	$0.42	$1.80	$1.68

Amounts attributable to H.J. Heinz Company common shareholders:
Income from continuing operations, net of tax	$223,863	$192,574	$989,510	$914,489
Loss from discontinued operations, net of tax	-	(208)	-	(49,597)
Net income	$223,863	$192,366	$989,510	$864,892

(Totals may not add due to rounding)

H.J. Heinz Company and Subsidiaries
Segment Data

(Amounts in thousands)	Fourth Quarter Ended		Fiscal Year Ended
	April 27, 2011	April 28, 2010	April 27, 2011	April 28, 2010
	FY2011	FY2010	FY2011	FY2010
Net external sales:
North American Consumer Products	$861,824	$858,424	$3,265,857	$3,192,219
Europe	893,460	839,565	3,236,800	3,332,619
Asia/Pacific	647,272	546,001	2,320,789	2,007,252
U.S. Foodservice	369,184	364,962	1,413,456	1,429,511
Rest of World	117,050	115,858	469,686	533,382
Consolidated Totals	$2,888,790	$2,724,810	$10,706,588	$10,494,983

Operating income (loss):
North American Consumer Products	$202,233	$179,376	$832,719	$771,497
Europe	166,866	134,211	581,148	554,300
Asia/Pacific	48,493	41,379	221,580	195,261
U.S. Foodservice	37,584	33,929	175,977	150,628
Rest of World	16,702	13,479	53,371	69,219
Other:
Non-Operating	(84,600)	(50,194)	(216,605)	(158,989)
Up front productivity charges (a)	-	(21,916)	-	(37,665)
Gain on property disposal in The Netherlands	-	14,977	-	14,977
Consolidated Totals	$387,278	$345,241	$1,648,190	$1,559,228

The company's revenues are generated via the sale of products in the following categories:

Ketchup and Sauces	$1,262,863	$1,180,810	$4,607,971	$4,446,911
Meals and Snacks	1,137,144	1,084,095	4,282,318	4,289,977
Infant/Nutrition	328,775	294,000	1,175,438	1,157,982
Other	160,008	165,905	640,861	600,113
Total	$2,888,790	$2,724,810	$10,706,588	$10,494,983

(a) Includes costs associated with targeted workforce reductions and asset write-offs, that were part of a corporation-wide initiative to improve productivity. The assets write-offs related to two factory closures and the exit of a formula business in the U.K.

H.J. Heinz Company and Subsidiaries
Non-GAAP Performance Ratios

The Company reports its financial results in accordance with accounting principles generally accepted in the United States of America ("GAAP"). However, management believes that certain non-GAAP performance measures and ratios, used in managing the business, may provide users of this financial information with additional meaningful comparisons between current results and results in prior periods. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company's reported results prepared in accordance with GAAP. The following table provides the calculation of the non-GAAP performance ratios discussed in the Company's press release dated May 26, 2011:

Operating Free Cash Flow Calculation	Fiscal Year Ended
(amounts in thousands)	April 27, 2011		April 28, 2010
	FY 2011		FY 2010
Cash provided by operating activities	$1,583,643		$1,262,197
Capital expenditures	(335,646)		(277,642)
Proceeds from disposals of property, plant and equipment	13,158		96,493
Operating Free Cash Flow	$1,261,155		$1,081,048

Constant Currency Amounts

The following table reconciles the Company's reported results to constant currency results for the current period.

(amounts in thousands, except per share amounts)	Reported Results	-	Currency Translation	-	Currency Translation Hedges	=	Constant Currency Results

Sales
Fourth Quarter Ended April 27, 2011	$2,888,790		$90,527		$-		$2,798,263	(b)
Fourth Quarter Ended April 28, 2010	$2,724,811		$-		$-		$2,724,811
Change	$163,979						$73,452
% Change	6.0%						2.7%

Fiscal Year Ended April 27, 2011	$10,706,588		$(57,099)		$-		$10,763,687	(b)
Fiscal Year Ended April 28, 2010	$10,494,983		$-		$-		$10,494,983
Change	$211,605						$268,704
% Change	2.0%						2.6%

Operating Income
Fourth Quarter Ended April 27, 2011	$387,278		$11,584		$-		$375,694	(b)
Fourth Quarter Ended April 28, 2010	$345,241		$-		$-		$345,241
Change	$42,037						$30,453
% Change	12.2%						8.8%

Fiscal Year Ended April 27, 2011	$1,648,190		$(15,695)		$-		$1,663,885	(b)
Fiscal Year Ended April 28, 2010	$1,559,228		$-		$-		$1,559,228
Change	$88,962						$104,657
% Change	5.7%						6.7%

EPS from continuing operations
Fourth Quarter Ended April 27, 2011	$0.69		$0.02		$(0.01)		$0.67	(b)
Fourth Quarter Ended April 28, 2010	$0.60		$-		$-		$0.60
Change	$0.09						$0.07
% Change	15.0%						11.7%

Fiscal Year Ended April 27, 2011	$3.06		$(0.03)		$(0.03)		$3.12	(b)
Fiscal Year Ended April 28, 2010	$2.87		$-		$-		$2.87
Change	$0.19						$0.25
% Change	6.6%						8.7%

Europe Operating Income
Fiscal Year Ended April 27, 2011	$581,148		$(22,877)		$-		$604,025	(b)
Fiscal Year Ended April 28, 2010	$554,300		$-		$-		$554,300
Change	$26,848						$49,725
% Change	4.8%						9.0%

Asia/Pacific Operating Income
Fiscal Year Ended April 27, 2011	$221,580		$17,154		$-		$204,426	(b)
Fiscal Year Ended April 28, 2010	$195,261		$-		$-		$195,261
Change	$26,319						$9,165
% Change	13.5%						4.7%

Rest of World Operating Income
Fiscal Year Ended April 27, 2011	$53,371		$(19,068)		$-		$72,439	(b)
Fiscal Year Ended April 28, 2010	$69,219		$-		$-		$69,219
Change	$(15,848)						$3,220
% Change	(22.9)%						4.7%

Organic Sales	Organic Sales Growth (a)	+	Foreign Exchange	+	Acquisitions/ Divestitures	=	Total Net Sales Change

FY11 Emerging Markets	14.4%		(6.2%)		3.8%		12.0%
Q4 FY11 Emerging Markets	11.5%		2.4%		7.1%		21.0%
FY11 Top 15 brands	3.8%		(0.9%)		0.0%		2.9%
Q4 FY11 Top 15 brands	2.9%		3.1%		0.0%		6.0%
FY11 global ketchup	3.8%		(1.9%)		0.0%		1.9%
FY11 Europe	0.6%		(3.5%)		0.0%		(2.9%)

(a) Organic sales growth is a non-GAAP measure that excludes the impact of foreign currency translation rates and acquisitions/divestitures.
(b) Excludes currency translation versus FY10 average rates as well as current year translation hedge.

(Totals may not add due to rounding)

H.J. Heinz Company
Non-GAAP Performance Ratios

Sales Variances
The following table illustrates the components of the change in net sales versus the prior year.

	2006**	2007**	2008	Q109	Q209	Q309	Q409	2009	Q110	Q210	Q310	Q410	2010	Q111	Q211	Q311	Q411	2011

Total Heinz (Continuing Operations):
Volume	3.9%	0.8%	3.9%	5.4%	(0.9%)	(6.2%)	(1.9%)	(1.1%)	(3.9%)	(3.8%)	1.2%	1.6%	(1.3%)	2.5%	0.3%	0.5%	(0.3%)	0.7%
Price	(0.1%)	2.2%	3.5%	5.3%	7.2%	8.1%	7.6%	7.1%	6.0%	4.6%	1.8%	1.0%	3.4%	1.1%	0.6%	1.2%	1.9%	1.2%
Acquisition	5.0%	1.3%	0.7%	0.7%	1.2%	2.5%	3.4%	2.0%	3.1%	3.1%	2.9%	0.3%	2.3%	0.1%	0.1%	1.2%	1.1%	0.6%
Divestiture	(1.2%)	(3.1%)	(0.8%)	0.0%	(0.2%)	(0.1%)	(0.2%)	(0.1%)	(0.2%)	0.0%	0.0%	0.0%	(0.1%)	0.0%	0.0%	0.0%	0.0%	0.0%
Exchange	(1.4%)	2.8%	5.2%	4.1%	(3.2%)	(11.3%)	(13.9%)	(6.6%)	(9.0%)	(1.0%)	6.9%	5.5%	0.5%	(2.1%)	(2.3%)	(1.4%)	3.3%	(0.5%)
Total Change in Net Sales	6.1%	3.9%	12.3%	15.5%	4.0%	(7.1%)	(5.0%)	1.3%	(4.0%)	2.9%	12.7%	8.3%	4.8%	1.6%	(1.2%)	1.5%	6.0%	2.0%
Total Organic Growth (a)	3.8%	3.0%	7.4%	10.7%	6.3%	1.9%	5.7%	6.0%	2.1%	0.8%	3.0%	2.6%	2.1%	3.6%	0.9%	1.7%	1.6%	1.9%

(a) Organic sales growth is a non-GAAP measure that excludes the impact of foreign currency exchange rates and acquisitions/divestitures.

** Fiscal 2007 had one less week than Fiscal 2006

(Totals may not add due to rounding)

CONTACT:
H.J. Heinz Company
Media:
Michael Mullen, 412-456-5751
Michael.mullen@us.hjheinz.com
or
Investors:
Margaret Nollen, 412-456-1048